Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Offering Statement on Form 1-A of our report dated April 30, 2025, relating to the financial statements of Connect Invest II LLC as of and for the year ended December 31, 2024, which appears in Item 7 of this Offering Statement.

We have not audited, reviewed, or performed any assurance procedures on the financial statements of Connect Invest II LLC as of or for the year ended December 31, 2025, and we do not express an opinion or any other form of assurance on such financial statements.

Calvetti Ferguson

Nashville, TN

April 30, 2026